Exhibit 99.1

               LNB Bancorp, Inc. Reports Improved Third
                           Quarter Results


    --  Third quarter earnings increase 18 percent from a year ago

    --  Credit quality shows improvement over first half of the year

    -- Morgan Bancorp acquisition contributes to enhanced revenue performance


    LORAIN, Ohio--(BUSINESS WIRE)--Oct. 25, 2007--LNB Bancorp, Inc. (NASDAQ:LNBB) today announced net income for the third quarter of 2007. Net income for the quarter was $1,673,000 or $0.23 per diluted share, up from net income of $1,419,000 or $0.22 per diluted share, for the third quarter of 2006.

    "The performance this past quarter is a positive indication of the solid progress we are continuing to make with our long-term strategy," said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc. "Our third quarter performance was a marked improvement from the first half of this year, despite continuing to operate in a weak economic environment."

    Klimas said the most significant factors behind this upswing were the contribution of our newly-acquired Morgan Bancorp and improved credit quality.

    "While non-performing loans remain up over a year ago, they are significantly lower compared to both the first and second quarters of this year. This improvement in overall credit quality is very heartening and is a reflection of the additional controls we implemented over our credit administration process at the end of 2006 and in to 2007," said Klimas.

    "We anticipate that we will continue to operate in a difficult economic environment for the remainder of the year and into 2008, but we will continue to be diligent in our efforts to grow revenue, effectively manage our expenses and improve credit quality," said Klimas.

    With the completion of the merger with Morgan Bancorp of Hudson, Ohio in May 2007, the Company expanded its market area to include
Summit County. "This acquisition has enhanced our income and opportunities for growth," said Klimas.

    "In addition, we continue to see solid progress with the investments we have made in the past 18 months in both facilities and personnel as we create a community bank of scale," Klimas said. "We genuinely appreciate the efforts of our associates and value the strategic support of our board of directors in these positive developments."

    Third quarter net interest income totaled $7.8 million, up $508,000 from the same period a year ago and an increase of $630,000 from the second quarter of 2007. Average earning assets grew by 12.1 percent, or $104.4 million, from the third quarter of 2006 to the third quarter of 2007. Net interest income for the first nine months of 2007 was $21.9 million, compared to $21.7 million for the same period a year ago.

    The third quarter continued to prove to be a difficult banking environment with a continued flat yield curve and a challenging competitive environment. The net interest margin was 3.31 percent for the quarter, down six basis points from 3.37 percent for the second quarter of 2007 and 47 basis points from 3.78 percent for the third quarter of 2006. The net interest margin for the first nine months of 2007 was 3.39 percent versus 3.83 percent for the first nine months of 2006. During the second quarter of 2007, the Company completed two private offerings of trust preferred securities which reduced the net interest margin 15 basis points for the quarter and 8 basis points for the first nine months of 2007.

    Noninterest income was $3.0 million for the third quarter of 2007, an increase of $551,000, or 22.5 percent, compared to the third quarter of 2006. The increase was largely from net gains recorded on the sale of indirect loans and mortgage loans to the secondary market. The Company retains the servicing rights for these loans. The sale of high quality indirect loans was a primary activity of Morgan Bank prior to the acquisition and is continued by the Company. Other types of non-interest income grew as well, including service charges on deposit accounts and ATM charges reflecting continued momentum in fee-based services. Noninterest income for the first nine months of this year was $8,426,000, a 21.2 percent increase from the $6,951,000 for the same period in 2006.

    Non-interest expense was $8.3 million for the quarter as compared to $7.3 million for the third quarter of 2006. Increases in salaries and benefits, occupancy and furniture and equipment primarily are associated with the Morgan acquisition as well as other facilities opened in over the past 18 months. While making these significant investments for the future, the Company has had success in limiting related increases in overhead expense. The $1,047,000 increase in non-interest expense also includes operating costs associated with the new offices, as well as increases in legal and other carrying costs associated with non-performing assets. The Company also expects to achieve considerable savings in technology costs as LNB and Morgan systems are merged in the fourth quarter.

    The provision for loan losses was $441,000 for the quarter, down from $600,000 for the third quarter of 2006. Annualized net charge-offs were 0.32 percent of average loans for the quarter compared to 0.57 percent for the third quarter of 2006. Non-performing assets to total assets were 1.37 percent at September 30, 2007 compared to 1.54 percent at June 30, 2007 and 1.05 percent at September 30, 2006. Of the $14.0 million of non-performing assets at September 30, 2007, approximately $3.1 million is other real estate or repossessed assets in which collateral held is considered collectible. The allowance for loan losses was 1.09 percent of total loans at September 30, 2007 compared to 1.04 percent at September 30, 2006.

    Net income for the first nine months of 2007 totaled $3,844,000, or $0.56 per diluted share, compared to net income of $4,506,000, or $0.70 per diluted share, for the nine months ended September 30, 2006. While we are seeing some success in our long-term growth strategy as reflected in 5.6 percent revenue growth for the first nine months of 2007 as compared to the same period last year, earnings were impacted by the struggling local economy and the impact this has had on local commercial real estate development. This has led to higher loan loss provisions in 2007, and additional costs to resolve problem loans in this sector. In the third quarter, progress in these efforts is reflected in a lower level of nonperforming loans at September 30, 2007 as compared to June 30, 2007. The local economic conditions are not expected to improve substantially in the fourth quarter, but the Company continues to work on strategies to further reduce nonperforming loans.

    Total assets increased by $187.7 million from September 30, 2006 to $1.0 billion at September 30, 2007. Over the same twelve month period, portfolio loans increased by $120.1 million to $727.2 million, and total deposits increased $145.8 million to $834.3 million. Since December 31, 2006, portfolio loans increased $98.9 million and total deposits increased $117.1 million. The Morgan Bancorp acquisition during the second quarter of this year contributed $93.1 million in loans and $101.9 million in deposits.

    About LNB Bancorp, Inc.

    LNB Bancorp, Inc. is a $1.0 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank serves customers through 22 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

    This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.




                     Consolidated Balance Sheets

                             September 30, 2007    December 31, 2006
                           ---------------------- --------------------
                                (unaudited)
                           (Dollars in thousands except share amounts)

                                ASSETS
Cash and due from Banks    $              23,887  $            29,122
Federal funds sold and
 short-term investments                      500                    -
Securities:
   Trading securities                     32,000                    -
   Available for sale, at
    fair value                           166,681              155,810
   Federal Home Loan Bank
    and Federal Reserve
    Stock                                  5,380                3,248
                           ---------------------- --------------------
Total securities                         204,061              159,058
Loans:
   Loans held for sale                     2,703                    -
   Portfolio loans                       727,194              628,333
   Allowance for loan
    losses                                (7,951)              (7,300)
                           ---------------------- --------------------
Net loans                                721,946              621,033
                           ---------------------- --------------------
Bank premises and
 equipment, net                           13,647               12,599
Other real estate owned                    3,053                1,289
Bank owned life insurance                 15,286               14,755
Goodwill and intangible
 assets, net                              23,492                3,157
Accrued interest
 receivable                                4,279                3,939
Other assets                               9,046                6,146
                           ---------------------- --------------------
Total Assets               $           1,019,197  $           851,098
                           ====================== ====================

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Demand and other
    noninterest-bearing    $              87,218  $            91,216
   Savings, money market
    and interest-bearing
    demand                               360,107              278,401
   Certificates of deposit               386,998              347,644
                           ---------------------- --------------------
Total deposits                           834,323              717,261
                           ---------------------- --------------------
Short-term borrowings                     28,039               22,163
Federal Home Loan Bank
 advances                                 45,206               35,086
Junior subordinated
 debentures                               20,620                    -
Accrued interest payable                   4,190                3,698
Accrued taxes, expenses
 and other liabilities                     5,479                4,193
                           ---------------------- --------------------
Total Liabilities                        937,857              782,401
                           ====================== ====================
Shareholders' Equity
   Common stock, par value
    $1 per share,
    authorized 15,000,000
    shares, issued
    7,623,857 shares at
    September 30, 2007 and
    6,771,867 at December
    31, 2006
                                           7,624                6,772
   Additional paid-in
    capital                               37,606               26,382
   Retained earnings                      42,597               43,728
   Accumulated other
    comprehensive loss                      (395)              (2,093)
   Treasury shares at
    cost, 328,194 shares
    at September 30, 2007
    and December 31, 2006
                                          (6,092)              (6,092)
                           ---------------------- --------------------
Total Shareholders' Equity                81,340               68,697
                           ---------------------- --------------------
Total Liabilities and
 Shareholders' Equity      $           1,019,197  $           851,098
                           ====================== ====================





            Consolidated Statements of Income (unaudited)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------
                           (Dollars in thousands except share and per
                                          share amounts)
Interest Income
   Loans                   $   13,437 $   11,164 $   36,610 $   31,690
   Securities:
      U.S. Government
       agencies and
       corporations             2,148      1,488      5,310      4,249
      State and political
       subdivisions               157        124        443        330
      Other debt and
       equity securities           78         49        204        150
   Federal funds sold and
    short-term investments         51         10        338         73
                           ---------- ---------- ---------- ----------
Total interest income          15,871     12,835     42,905     36,492

Interest Expense
   Deposits:
      Certificates of
       deposit, $100 and
       over                     2,278      1,864      6,576      4,818
      Other deposits            4,427      2,913     11,860      8,073
   Federal Home Loan Bank
    advances                      635        492      1,235      1,227
   Short-term borrowings          347        246        812        655
   Other interest expense         356          -        567          -
                           ---------- ---------- ---------- ----------
Total interest expense          8,043      5,515     21,050     14,773
                           ---------- ---------- ---------- ----------
Net Interest Income             7,828      7,320     21,855     21,719
Provision for Loan Losses         441        600      1,677        915
                           ---------- ---------- ---------- ----------
      Net interest income
       after provision for
       loan losses              7,387      6,720     20,178     20,804

Noninterest Income
   Investment and trust
    services                      547        482      1,593      1,537
   Deposit service charges      1,239      1,224      3,457      3,334
   Other service charges
    and fees                      605        504      1,706      1,444
   Income from bank owned
    life insurance                182        187        531        474
   Other income                   128         56        273        160
                           ---------- ---------- ---------- ----------
Total fees and other
 income                         2,701      2,453      7,560      6,949
   Securities gains, net            2          -        261          -
   Gains on sale of loans         277          -        546          -
   Gains (losses) on sale
    of other assets, net           24          -         59          2
                           ---------- ---------- ---------- ----------
Total noninterest income        3,004      2,453      8,426      6,951

Noninterest Expense
   Salaries and employee
    benefits                    4,104      3,770     11,862     10,986
   Furniture and equipment        952        737      2,566      2,227
   Net occupancy                  593        484      1,683      1,413
   Outside services               488        406      1,317      1,260
   Marketing and public
    relations                     321        311        936      1,069
   Supplies, postage and
    freight                       353        311        986        912
   Telecommunications             232        207        623        577
   Ohio Franchise tax             188        207        604        636
   Other real estate owned         58         28        305         59
   Electronic banking
    expenses                      150        160        593        466
   Other charge-offs and
    losses                        192        131        387        291
   Other expense                  703        527      1,839      1,783
                           ---------- ---------- ---------- ----------
Total noninterest expense       8,334      7,279     23,701     21,679
                           ---------- ---------- ---------- ----------
Income before income tax
 expense                        2,057      1,894      4,903      6,076
Income tax expense                384        475      1,059      1,570
                           ---------- ---------- ---------- ----------
Net Income                 $    1,673 $    1,419 $    3,844 $    4,506
                           ========== ========== ========== ==========
Net Income Per Common
 Share
   Basic                   $     0.23 $     0.22 $     0.56 $     0.70
   Diluted                       0.23       0.22       0.56       0.70
   Dividends declared            0.18       0.18       0.54       0.54
Average Common Shares
 Outstanding
   Basic                    7,295,663  6,450,086  6,889,953  6,468,032
   Diluted                  7,295,663  6,450,235  6,889,953  6,468,291





                          LNB Bancorp, Inc.
                  Supplemental Financial Information
  (Unaudited - Dollars in thousands except Share and Per Share Data)


                                        Three Months Ended
                              ----------------------------------------
                              September 30,  June 30,   September 30,
                                  2007         2007         2006
                              ----------------------------------------
END OF PERIOD BALANCES
   Assets                     $  1,019,197  $1,002,345  $    831,544
   Deposits                        834,323     822,901       688,488
   Portfolio loans                 727,194     729,308       607,036
   Allowance for loan losses         7,951       8,115         6,304
   Shareholders' equity             81,340      79,524        68,571

AVERAGE BALANCES
Assets:
   Total assets               $  1,019,758  $  927,820  $    825,815
   Earning assets                  937,937     855,746       767,769
   Securities                      200,085     177,496       164,583
   Portfolio loans                 737,853     678,250       603,186
Liabilities and shareholders'
 equity:
   Total deposits             $    820,578  $  778,059  $    681,781
   Interest bearing deposits       734,185     694,830       599,254
   Interest bearing
    liabilities                    841,952     758,286       668,589
   Total shareholders' equity       81,964      77,953        68,308

INCOME STATEMENT
  Net interest income         $      7,828  $    7,198  $      7,320
  Net interest income-FTE(1)         7,927       7,292         7,405
  Provision for loan losses            441         853           600
  Noninterest income                 3,004       2,433         2,453
  Noninterest expense                8,334       8,009         7,279
  Taxes                                384         133           475
----------------------------------------------------------------------
  Net income                         1,673         636         1,419
----------------------------------------------------------------------
  Total revenue                     10,832       9,631         9,773

PER SHARE DATA
  Basic net income per common
   share                      $       0.23  $     0.09  $       0.22
  Diluted net income per
   common share                       0.23        0.09          0.22
  Cash dividends per common
   share                              0.18        0.18          0.18
  Basic average common shares
   outstanding                   7,295,663   6,921,162     6,450,086
  Diluted average common
   shares outstanding            7,295,663   6,921,162     6,450,235

KEY RATIOS
   Return on average
    assets(2)                         0.65%       0.27%         0.68%
   Return on average common
    equity(2)                         8.10%       3.27%         8.24%
   Efficiency ratio                  76.24%      82.35%        73.84%
   Noninterest expense to
    average assets(2)                 3.24%       3.46%         3.50%
   Average equity to average
    assets                            8.04%       8.40%         8.27%
   Net interest margin                3.31%       3.37%         3.78%
   Net interest margin
    (FTE)(1)                          3.35%       3.42%         3.83%

ASSET QUALITY
   Nonperforming loans        $     10,942  $   13,259  $      7,023
   Other real estate owned           3,053       2,132         1,702
   Total nonperforming assets       13,995      15,391         8,725
   Net Charge Offs                     594       1,094           864
   Total nonperforming loans
    to total loans                    1.50%       1.82%         1.16%
   Total nonperforming assets
    to total assets                   1.37%       1.54%         1.05%
   Net charge-offs to average
    loans(2)                          0.32%       0.65%         0.57%
   Allowance for loan losses          1.09%       1.11%         1.04%
   Allowance to nonperforming
    loans                            72.66%      61.20%        89.76%

                                                Nine Months Ended
                                           ---------------------------
                                           September 30, September 30,
                                               2007          2006
                                           ---------------------------
END OF PERIOD BALANCES
   Assets                                  $  1,019,197  $    831,544
   Deposits                                     834,323       688,488
   Portfolio loans                              727,194       607,036
   Allowance for loan losses                      7,951         6,304
   Shareholders' equity                          81,340        68,571

AVERAGE BALANCES
Assets:
   Total assets                            $    932,543  $    813,847
   Earning assets                               862,483       758,102
   Securities                                   179,785       163,877
   Portfolio loans                              682,697       594,225
Liabilities and shareholders' equity:
   Total deposits                          $    771,805  $    673,353
   Interest bearing deposits                    688,088       588,833
   Interest bearing liabilities                 763,744       654,823
   Total shareholders' equity                    76,455        68,447

INCOME STATEMENT
  Net interest income                      $     21,855  $     21,719
  Net interest income-FTE(1)                     22,137        21,899
  Provision for loan losses                       1,677           915
  Noninterest income                              8,426         6,951
  Noninterest expense                            23,701        21,679
  Taxes                                           1,059         1,570
----------------------------------------------------------------------
  Net income                                      3,844         4,506
----------------------------------------------------------------------
  Total revenue                                  30,281        28,670

PER SHARE DATA
  Basic net income per common share        $       0.56  $       0.70
  Diluted net income per common share              0.56          0.70
  Cash dividends per common share                  0.54          0.54
  Basic average common shares outstanding 6,889,953 6,468,032 Diluted average common shares
   outstanding                                6,889,953     6,468,291

KEY RATIOS
   Return on average assets(2)                     0.55%         0.74%
   Return on average common equity(2)              6.72%         8.80%
   Efficiency ratio                               77.55%        75.14%
   Noninterest expense to average
    assets(2)                                      3.40%         3.56%
   Average equity to average assets                8.20%         8.41%
   Net interest margin                             3.39%         3.83%
   Net interest margin (FTE)(1)                    3.43%         3.86%

ASSET QUALITY
   Nonperforming loans                     $     10,942  $      7,023
   Other real estate owned                        3,053         1,702
   Total nonperforming assets                    13,995         8,725
   Net Charge Offs                                2,124         1,233
   Total nonperforming loans to total
    loans                                          1.50%         1.16%
   Total nonperforming assets to total
    assets                                         1.37%         1.05%
   Net charge-offs to average loans(2)             0.42%         0.28%
   Allowance for loan losses                       1.09%         1.04%
   Allowance to nonperforming loans               72.66%        89.76%



(1) FTE -- fully tax equivalent at 34% tax rate
(2) Annualized



    CONTACT: For LNB Bancorp, Inc.
             W. John Fuller, 216-978-7643